SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549

                       __________________


                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 11, 1999


                      LASER TECHNOLOGY, INC
        (Exact Name of Registrant as Specified in Charter)


          DELAWARE              1-11642           84-0970494
(State or Other Jurisdiction  (Commission       (IRS Employer
         Of Incorporation)    File Number)   Identification No.)


         7070 SOUTH TUCSON WAY, ENGLEWOOD, COLORADO 80112
        (Address of Principal Executive Offices)(Zip Code)


Registrant's telephone number, including area code:(303) 649-1000

                             FORM 8-K

Item 4.  Changes in Registrant's Certifying Accountant.

     As previously reported, on December 21, 1998, Laser
Technology, Inc. (the "Company") announced the resignation of its independent accountant, BDO Seidman, LLP.

     On January 11, 1999, the Company's Board of Directors approved the appointment of and formally engaged Jones, Jensen & Company, Certified Public Accountants ("JJ&C"), as the Company's principal accountant. Thereupon, JJ&C began auditing the Company's financial statements for the fiscal years ended September 30, 1998, 1997 and 1996. JJ&C has also been retained to review the financial controls of the Company and to make recommendations to the Board of Directors.

     During the Company's two most recent fiscal years and subsequent interim period, prior to engaging JJ&C, the Company has not consulted JJ&C regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

Item 6.  Resignations of Registrant's Directors.

     Three members of the Audit Committee of the Board of Directors, who were also members of the Special Audit Committee (the "Special Committee"), have resigned from the Board of Directors as a result of disagreements between management and the
Special Committee.   Those directors who resigned from the Board of
Directors were F. James Lynch, Richard B. Sayford and William R. Carr. The Company expects to replace the directors with new outside directors in the near future.

     The resigning directors have each submitted letters to the Company dated January 11, 1999 confirming their resignations. In their letters, the resigning directors cite the following as their reasons for resigning. On January 7, 1999, a Special Meeting of the Board of Directors (the "Special Meeting") was held for the purpose of receiving a report and recommendations from the Special Committee. At the Special Meeting, the Special Committee proposed that certain directors and executive officers tender their resignations and that the Company's President pay to Company all amounts, if any, due from him to the Company. The Special Committee further proposed that the Company hire a new Chief Executive Officer and Chief Financial Officer from outside the Company and also search for and retain a reputable accounting firm that is completely independent from the Company's officers and/or directors. The Special Committee also proposed that certain directors agree to place their shares of the Company's common stock into a voting trust or other arrangement whereby such shares may be voted in accordance with management's direction. It was further suggested that after implementation of the above recommendations, the composition of the Board of Directors be revised to provide for three inside and three independent directors. The Special Committee then recommended that the resigning Chief Executive Officer and Chief Financial Officer each be offered a consulting agreement to assist the Company during the transition period and completion of the fiscal 1998 and prior audits.

     Following the presentation and proposals by the Special Committee, those directors not on the Special Committee made a counter-proposal. Without responding to the counter-proposal, the individuals on the Special Committee then informed the Board of Directors of their intent to resign from the Special Committee and from the Board of Directors.

     Those directors not on the Special Committee were concerned with the Special Committee's time schedule in bringing on a new auditor and their projected time frame to complete the new audited financial statements. They further believed that it would be in the best interest of the Company's shareholders to engage a new auditor as soon as possible in order to complete and publish the Company's financial statements for fiscal year 1998. As of January 11, 1999, the Company has retained a reputable accounting firm that is completely independent from the Company's officers and/or directors. The remaining directors also believe that the Company's President does not owe any monies to the Company as implied by the Special Committee. Accordingly, the Board of Directors is awaiting the results of the audit to determine whether the Company may money to the President. Further, the remaining directors believe that under the current circumstances, it is not necessary to have certain directors place their shares of the Company's stock into a voting trust.

     Based upon the report from the Special Committee, the current Board of Directors is comfortable that there will not be any negative impact upon the Company's reported financial results for its 1994, 1995, 1996, 1997 and 1998 fiscal years. Certain sales which were previously recorded in fiscal year 1993 may have been more properly recorded in fiscal years 1994 and 1995. However, combined sales and earnings for these fiscal years will not be affected. The Board of Directors expects no material changes in the Company's previously reported financial results for the first three quarters of its 1998 fiscal year.

Item 7.  Financial Statements and Exhibits.

     (c)  Exhibits included herewith:

          Exhibit 17.1   Resignation of director letter - Richard D. Sayford
          Exhibit 17.2   Resignation of director letter - F. James Lynch
          Exhibit 17.3   Resignation of director letter - William R. Carr

                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  January 19, 1999             LASER TECHNOLOGY, INC.




                                   By:  /S/   David Williams
                                        David Williams, President